EXHIBIT 10.5

November 22, 2005
Mr. Doug Glader
President and CEO
PROCERA NETWORKS, INC.
100 Cooper Court
Los Gatos, CA 95032

Dear Doug,

This letter confirms our agreement that Chadbourn Securities, Inc (“Chadbourn”) will act as exclusive financial advisor to Procera Networks, Inc. (“you” or the “Company”) in connection with the proposed private placement (an “Offering”) of unregistered equity or equity linked securities of the Company (“Securities”).

Services. During the term of our engagement, we will advise and assist you in connection with the planning, execution and closing of the Offering. In connection with the planning, execution and closing of an Offering, Chadbourn’s services may include, to the extent that you and Chadbourn agree necessary or advisable, assisting and advising you with respect to (1) performing valuation analyses, (2) identifying potential investors acceptable to you and establishing meetings with such persons or entities, (3) coordinating the process by which you will select the ultimate investor(s) in the Company, (4) supporting the Company in its negotiation of the terms and agreements effecting the purchase of Securities, and (5) rendering such assistance as the Company may reasonably request. The Company is responsible for compliance with all applicable securities laws, including the Securities Act of 1933 as well as the preparation of appropriate offering materials.

Any written or oral advice provided by us pursuant to this engagement will be treated by the Company as confidential, will be solely for the information and assistance of the Company and its advisors in connection with their consideration of a sale of securities and purchase of assets and will not be reproduced, summarized, described or referred to, or furnished to any other party or used for any other purpose, except in each case with our prior written consent or as required by law.

Confidentiality. In connection with the Offering, the Company and Chadbourn will provide each other with information that is non-public, confidential or proprietary in nature. All information about the disclosing party furnished by the disclosing party to the receiving party or its directors, officers, employees, agents or representatives, including without limitation attorneys, accountants, consultants and financial advisors (collectively, "representatives"), and all analyses, compilations, data, studies or other documents prepared by the receiving party or its representatives containing, or based in whole or in part on, any such furnished information is hereinafter referred to as the "Confidential Information;” provided; that, Confidential Information shall not include information, which is (i) available to the public other than as a result of a disclosure in breach of this letter; (ii) becomes available to the receiving party on a non-confidential basis from a source other than the Company, (iii) known to you the receiving party on a non-confidential basis prior to such disclosure or (iv) required to be disclosed as a matter of law.

The Company and Chadbourn agree that the Confidential Information will be kept confidential by them and their respective representatives and will not be disclosed for a period of two years from the date hereof, without the prior written consent of the disclosing party.

Compensation. In connection with this engagement, you will pay us a cash fee of eight percent (8.0%) of gross proceeds from all sales of Securities sold in the Offering (the “Success Fee”). As additional compensation for our services hereunder, you will upon consummation of the Offering issue to Chadbourn a warrant to purchase a number of shares of common stock of the Company equal to 10% of all shares of Securities sold in the Offering at an exercise price per share equal to 100% of the price per share paid by investors in the Offering. The warrant will be immediately exercisable and will contain the same registration rights with respect to the common stock of the Company underlying the warrant (or any securities into which the common stock of the Company may be converted or for which it may be exchanged) as are granted to investors in the Offering. The warrant will be exchangeable (so that shares of the common stock of the Company would be issued upon surrender of the warrant, without tender of any cash, on a net exercise basis), have a term of 5 years from the date of issuance and have such other terms and conditions as shall be mutually agreed upon. Our fees will not be reduced by any obligation that you may have to any other broker, finder or placement agent.

Reimbursement. In addition, you will promptly reimburse us for all of our reasonable legal fees and expenses (which shall not exceed $5,000 without your prior consent) and for our travel and other reasonable out-of-pocket expenses (which shall not exceed $2,000 without your prior consent) whether or not there is a closing under the Offering. These reasonable expenses shall be paid upon receipt by you of an invoice from us.

Term. The term of our engagement will begin on the date hereof and continue for 12 months. However, either of us may terminate our engagement earlier upon 30 days prior written notice. Any earlier termination of our engagement will not affect your obligation to pay our fees or reimburse our expenses.

Upon termination, we may provide you with a list (the “Investor List”) of all potential investors contacted by us. If within 12 months following the expiration or earlier termination of our engagement, you sell equity or equity-linked securities to any investor in the Offering or any investor on the Investor List (if provided), you will pay us the Success Fee described under “Compensation” above.

Indemnification. Because we will be acting on your behalf, you will indemnify us and related persons according to the indemnification and contribution provisions in Annex A. Your obligations in Annex A will remain operative regardless of any termination or completion of our services hereunder.

Miscellaneous. We are a full service securities firm and, therefore, we may from time to time effect transactions for our own account or for the account of our customers and hold positions in securities or options on securities of the Company and other companies that may be the subject of our services. This letter agreement will not limit or restrict our ability to engage in such transactions with respect to either the Company’s securities or any other entity’s securities.

We will provide our financial advice, written or oral, exclusively for the information of your Board of Directors and senior management, who will make all decisions regarding whether and how to pursue any opportunity or transaction. Your Board of Directors and senior management will base their decisions on our advice as well as on the advice of their legal, tax and other business advisors and other factors that they consider appropriate. Accordingly, as an independent contractor we will not assume the responsibilities of a fiduciary to you or your stockholders in connection with the performance of our services.

This letter agreement, together with the attached agreement on indemnification and contribution, contains our entire agreement concerning the proposed transaction and supersedes any prior understandings and agreements.

This letter agreement will be binding upon and inure to the benefit of you, us, each Indemnified Person (as defined in Annex A) and our respective successors and assigns and nothing herein is intended to confer upon any person, other than you, us, each Indemnified Person and our respective successors and assigns, any rights, remedies, obligations or liabilities.

This letter agreement shall be governed by and construed in accordance with the laws of the state of California.

Any dispute arising out of or relating to this letter agreement (including any annex) will exclusively be submitted to an arbitrator for binding and conclusive resolution. The arbitration will be in Santa Clara County, California and will be administered by JAMS. The arbitrator will be a former or retired judge selected from a list of those affiliated with JAMS. The arbitrator will have the authority to permit discovery and to follow the procedures that he or she determines to be appropriate. The arbitrator will have no power to award consequential (including lost profits), punitive or exemplary damages. The parties will advance the forum fees and other costs of the arbitration equally, but the arbitrator will have the discretion as part of his or her final award to apportion some or all of the costs of the arbitration among the parties. The arbitrator will also have the discretion to direct, as part of his or her final award, that a party recover some or all of its attorneys' fees. You and we consent to personal jurisdiction and venue in the federal or state courts located in California for purposes of enforcement of any arbitration award.

Any waiver of any right or obligation hereunder must be in writing signed by the party against whom such waiver is sought to be enforced. Any amendment hereto must be in writing signed by you and us.

After reviewing this letter agreement, please confirm that it is in accordance with your understanding by signing and returning to us the enclosed copy.

Very truly yours,

CHADBOURN SECURITIES, INC.

By:
Laird Q. Cagan
Managing Director

Accepted and Agreed as of the date set forth above:

PROCERA NETWORKS, INC.

By:
Douglas J. Glader
Chairman and CEO

Annex A

Client agrees to indemnify and hold harmless Chadbourn Securities Inc. (“Chadbourn”), together with its affiliates and their respective control persons, directors, officers, employees and agents, (“Indemnified Persons”), to the full extent lawful against any and all claims, losses, damages, liabilities, costs and expenses as incurred (including all reasonable fees and disbursements of counsel and all reasonable travel and other out-of-pocket expenses reasonably incurred in connection with the investigation of, preparation for and defense of any pending or threatened claim, action, proceeding or investigation and any litigation or other proceeding arising therefrom, to which an Indemnified Person may become subject) (collectively, “Damages”) arising out of or related to any actual or proposed Private Placement or Chadbourn’s engagement hereunder; provided, however, that there shall be excluded from such indemnification any such portion of such Damages as are found in a final judgment by a court of competent jurisdiction to have resulted solely from the willful misconduct or gross negligence on the part of the Indemnified Person, other than any action undertaken at the request or with the consent of Client. The foregoing indemnification obligation is in addition to, and not in limitation of, any other rights Chadbourn may have, including but not limited to any right of contribution. In the event that the foregoing indemnity is unavailable or insufficient to hold harmless an Indemnified Person, then Client shall contribute to amounts paid or payable by an Indemnified Person in respect of such Damages in such proportion as appropriately reflects the relative benefits received by it on the one hand and Chadbourn on the other. If applicable law does not permit allocation solely on the basis of benefits, then such contribution shall be made in such proportion as appropriately reflects both the relative benefits and relative fault of the parties and other relevant equitable considerations. The foregoing is subject to the limitation that in no event shall Chadbourn’s aggregate contributions in respect of Damages exceed the amount of fees actually received by Chadbourn pursuant to this Agreement. For purposes hereof, relative benefits to Client and Chadbourn of the Private Placement or other similar transaction shall be deemed to be in the same proportion that the total value paid or received or contemplated to be paid or received by Client and/or its security holders in connection with the Private Placement or other similar transaction bears to the fees paid to Chadbourn pursuant to its engagement in respect of such Private Placement. Chadbourn shall promptly notify Client of any claim or threatened claim being asserted against Chadbourn which would give rise to an indemnification hereunder, and agrees that Client shall have the right to participate in the defense of any such claim and, to the extent that Client shall wish, to assume and control the defense thereof and shall pay as incurred the fees and disbursements of such counsel related to such proceeding. In any such proceeding, Chadbourn shall have the right to retain its own counsel reasonably satisfactory to Client at Client’s expense, it being understood that Client shall not, in connection with any one such claim or action or separate but, substantially similar or related claims or actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys, for all the Indemnified Persons unless the defense of one Indemnified person is unique or separate from that of another Indemnified Person subject to the same claim or action. Client will not enter into any waiver, release or settlement with respect to any threatened or pending claim, action, proceeding or investigation or settle any litigation arising therefrom in respect of which indemnification hereunder may be sought (whether or not Indemnified Persons are a formal party thereto) without the prior written consent of Chadbourn (which consent shall not be unreasonably withheld or delayed), unless such waiver, release or settlement includes an unconditional release of Chadbourn from any and all liability arising out of such threatened or pending claim, action, proceeding, investigation or litigation.